Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the QuidelOrtho Corporation Second Amended and Restated 2018 Equity Incentive Plan of QuidelOrtho Corporation of our reports dated February 27, 2025, with respect to the consolidated financial statements of QuidelOrtho Corporation, and the effectiveness of internal control over financial reporting of QuidelOrtho Corporation, included in its Annual Report (Form 10-K) for the year ended December 29, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 26, 2025